CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm,” “Disclosure of Portfolio Holdings” and “Annual Report” in the Statement of Additional Information and to the incorporation by reference of our report dated February 27, 2013 on the financial statements and financial highlights of the Appleton Equity Growth Fund (the series constituting the Appleton Funds), in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-49374), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

April 30, 2013